Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

Media Contact:  Stacey Keating, Vice President– Corporate Communications, 423.490.8361, Stacey.Keating@cblproperties.com

CBL PROPERTIES WELCOMES JEFF KIVITZ TO ITS BOARD OF DIRECTORS

CHATTANOOGA, Tenn. (August 10, 2022) – CBL Properties (NYSE: CBL) today announced that Jeff Kivitz has been appointed to the company’s board of directors.  Mr. Kivitz was also appointed to serve as a member of the company’s compensation committee and nominating/corporate governance Committee.

“Jeff brings great experience to CBL’s board of directors,” said Stephen D. Lebovitz, chief executive officer. “We have had the opportunity to get to know and work with Jeff through CBL’s restructuring and since emergence through his role at Canyon Partners, CBL’s current top shareholder.  His extensive investment experience will be important as we continue our focus on maximizing value for our shareholders.”

Mr. Kivitz is a Partner with Canyon Partners, LLC.  He is responsible for the firm’s investments in companies across the REIT, technology, software, building product, and retail sectors. Prior to joining Canyon, Mr. Kivitz worked as a consultant in both the private equity and general consulting practices at Bain & Company, where he acted as an advisor on buyout and corporate strategy. Mr. Kivitz graduated cum laude from Williams College (B.A., Economics).

About Canyon Partners LLC

Founded and partner owned since 1990, Canyon is a global alternative investment manager with eight offices worldwide. The firm employs a deep value, credit intensive approach with a focus on special situations and other complex investments. Canyon’s strategies encompass a broad range of asset classes, including specialty financings, distressed investments, corporate bonds, securitized assets, real estate, arbitrage, and value equities. For more information visit: www.canyonpartners.com

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 95 properties totaling 59.6 million square feet across 24 states, including 57 high-quality enclosed malls, outlet centers and lifestyle retail centers as well as more than 30 open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K, and the “Management's Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

-END-

CBL Properties  |  423.855.0001  |  cblproperties.com